Care Enterprises, Inc.

                        Note Agreement

                 Dated as of December 15, 1993


          Re:  $30,000,000 8.10% Senior Secured Notes
                      Due December 15, 2000



                          Table of Contents

                   (Not a part of the Agreement)


SECTION                      HEADING                         PAGE

Section 1.      Description of Notes and Commitment.            1

   Section 1.1.      Description of Notes                       1
   Section 1.2.      Commitment, Closing Date                   1
   Section 1.3.      Several Commitments                        2
   Section 1.4.      Security for the Notes                     2
   Section 1.5.      Guaranty Agreement                         2

Section 2.      Representations.                                2

   Section 2.1.      Representations of the Company             2
   Section 2.2.      Representations of the Purchasers          2

Section 3.      Closing Conditions                              3

   Section 3.1.      Conditions                                 3
   Section 3.2.      Waiver of Conditions                       8

Section 4.      Company Covenants                               8

   Section 4.1.      Corporate Existence, Etc                   8
   Section 4.2.      Insurance                                  8
   Section 4.3. Taxes, Claims for Labor and Materials, Compliance with Laws; Maintenance of
                     Licenses and Accreditation                 9
   Section 4.4.      Maintenance, Etc                          10
   Section 4.5.      Nature of Business                        10
   Section 4.6.      Current Ratio                             10
   Section 4.7.      Consolidated Tangible Net Worth           10
   Section 4.8.      Limitations on Debt for Borrowed Money    10
   Section 4.9.      Fixed Charges Coverage Ratio              12
   Section 4.10.     Limitation on Liens                       12
   Section 4.11.     Restricted Payments                       14
   Section 4.12.     Investments                               14
   Section 4.13.     Mergers, Consolidations and Sales
                     of Assets                                 16
   Section 4.14.     Guaranties                                18
   Section 4.15.     Repurchase of Notes                       18
   Section 4.16.     Transactions with Affiliates              19
   Section 4.17.     Termination of Pension Plans              19
   Section 4.18.     Reports and Rights of Inspection          19
   Section 4.19.     Limitation on Payment Restrictions
                     Affecting Restricted Subsidiaries         24
   Section 4.20.     New Restricted Subsidiaries               24

Section 5.           Amendments, Waivers and Consents          24

   Section 5.1.      Consent Required                          24
   Section 5.2.      Effect of Amendment or Waiver             24

Section 6.      Interpretation of Agreement; Definitions       24
   Section 6.1.      Definitions                               24
   Section 6.2.      Accounting Principles                     32
   Section 6.3.      Directly or Indirectly; Independence
                     of Covenants                              32

Section 7.      Miscellaneous                                  32
   Section 7.1.      Registration, Transfer and Exchange
                     of Notes                                  32
   Section 7.2.      Direct Payment                            32
   Section 7.3.      Expenses, Stamp Tax Indemnity             33
   Section 7.4.      Notices                                   33
   Section 7.5.      Successors and Assigns                    34
   Section 7.6.      Survival of Covenants and Representations 34
   Section 7.7.      Severability                              34
   Section 7.8.      Governing Law                             34
   Section 7.9.      Submission to Jurisdiction                34
   Section 7.10.     Captions                                  35
   Section 7.11.     Termination of Leases                     35
   Section 7.12.     Standard & Poor's Rating                  35

Signatures                                                     36
ATTACHMENTS TO NOTE AGREEMENT:

Schedule I       -   Names of Note Purchasers and Amounts of
                     Commitments

Schedule II      -   Payment Instructions

Schedule III     -   Best Ratings for Insurers

Schedule IV      -   Liens Securing Debt for Borrowed Money
                     (including Capitalized Leases) as of the Closing Date

Schedule V       -   Investments as of December 22, 1993

Exhibit A        -   Representations and Warranties of the
                     Company

Exhibit B        -   Description of Special Counsel's Closing
                     Opinion

Exhibit C        -   Closing Opinion of Counsel and Local
                     California Counsel for the Company and the Restricted Subsidiaries

Exhibit D        -   Closing Opinion of M. Louise Paquet,
                     In-House Corporate Counsel to the Company and the Restricted Subsidiaries

Exhibit E        -   Local Ohio Counsel's Closing Opinion

Exhibit F        -   Local West Virginia Counsel's Closing
                     Opinion

Exhibit G        -   Indenture Trustee's Closing Opinion

Exhibit H        -   Form of Indenture

Exhibit I        -   Form of Mortgage

Exhibit J        -   Form of Guaranty Agreement

Exhibit K        -   Description of Mortgaged Facilities

                   Care Enterprises, Inc.
                       2742 Dow Avenue
               Tustin, California  92680-7245

                       Note Agreement


       Re:     $30,000,000 8.10% Senior Secured Notes
                    Due December 15, 2000



                                                Dated as of
                                                December 15, 1993

To the Purchasers named on Schedule I
to this Agreement

      The undersigned, Care Enterprises, Inc., a Delaware corporation (the "Company"), agrees with the Purchasers named on
Schedule I to this Agreement (the "Purchasers") as follows:

Section 1.         Description of Notes and Commitment.

      Section 1.1. Description of Notes. The Company will authorize the issue and sale of $30,000,000 aggregate principal amount of its 8.10% Senior Secured Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 8.10% per annum, payable semiannually on the fifteenth day of each January and July in each year (commencing January 15, 1994) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 10.10% per annum after the date due, whether by acceleration or otherwise, until paid, to be scheduled to mature on December 15, 2000. The Notes will be issued under the Indenture of Trust dated as of December 15, 1993 (the "Indenture") between the Company and State Street Bank and Trust Company of Connecticut, National Association, as trustee (the "Indenture Trustee"), and will be substantially in the form thereof attached as Annex I thereto. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 5.2 of the Indenture. The term "Notes" as used herein shall include each Note delivered pursuant to the Indenture.

      Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and such Purchaser agrees to purchase from the Company, Notes in the principal amount set forth opposite such Purchaser's name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

      Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available to such bank account as the Company shall designate by written notice in the amount of the purchase price at 10:00 a.m., Chicago time, on December 30, 1993 or such later date as shall mutually be agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes delivered to each Purchaser on the Closing Date will be delivered to such Purchaser in the form of a single registered Note in the form attached to the Indenture as Annex I for the full amount of such Purchaser's purchase (unless different denominations are specified by such Purchaser), registered in such Purchaser's name or in the name of such Purchaser's nominee, all as such Purchaser may specify at any time prior to the date fixed for delivery.

      Section 1.3. Several Commitments. The obligations of the Purchasers shall be several and not joint and no Purchaser shall be liable or responsible for the acts or defaults of any other Purchaser.

      Section 1.4.       Security for the Notes.  The Notes will
be issued under the Indenture, substantially in the form attached hereto as Exhibit H, and secured by the Mortgages, each substantially in the form attached hereto as Exhibit I.

      Section 1.5. Guaranty Agreement. All amounts of principal, interest and premium, if any, on the Notes, all costs and expenses of collection thereon and the full and prompt performance by the Company of all obligations under this Agreement, the Indenture and the Mortgages shall be jointly and severally guaranteed by each of the Restricted Subsidiaries of the Company (collectively, the "Guarantors") pursuant to the Guaranty Agreement dated as of December 15, 1993 (the "Guaranty Agreement") from each of the Guarantors in substantially the form attached hereto as Exhibit J.

Section 2.         Representations.

      Section 2.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit A are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

      Section 2.2. Representations of the Purchasers. Each Purchaser represents and warrants to the Company that such Purchaser is acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of such Purchaser's property shall at all times be and remain within its control. Each Purchaser further represents and warrants to the Company that at least one of the following statements is an accurate representation as to the source of funds to be used by such Purchaser to pay the purchase price of the Notes purchased by it hereunder (respectively, the "Source"):

      (a) The Source is not "plan assets" for purposes of the prohibited transaction provisions of ERISA under Interpretive Bulletin 75-2, 25 CFR Sections 2509.75-2;

      (b) The Source is a "governmental plan" as defined in Title I, Section 3(32) of ERISA;

      (c) The Source is either (i) an insurance company pooled separate account and the purchase is exempt in accordance with Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, and the purchase is exempt in accordance with PTE 91-38 (issued July 12, 1991);

      (d) The Source is an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984) which QPAM has been identified in writing, and the purchase is exempt under PTE 84-14, provided that no other party to the transactions described in this Agreement and no "affiliate" of such other party (as defined in Section V(c) of PTE 84-14) has at this time, and during the immediately preceding one year has exercised the authority to appoint or terminate said QPAM as manager of the assets of any "plan" identified in writing pursuant to this paragraph (d) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified "plans"; or

      (e) The Source is one or more "plans" or a separate account or trust fund comprised of one or more plans, each of which has been identified in writing pursuant to this paragraph (e).

      Each Purchaser further represents and warrants that such Purchaser has not retained any broker in connection with the transactions contemplated by this Agreement or the Indenture.

Section 3.         Closing Conditions.

      Section 3.1. Conditions. The obligation of each Purchaser to purchase the Notes on the Closing Date shall be subject to its satisfaction with the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and the following further conditions precedent:

      (a) Closing Certificate. Such Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to such Purchaser's obligation to purchase the Notes proposed to be sold to such Purchaser and to the effect that (i) the representations and warranties of the Company set forth in Exhibit A hereto are true and correct on and with respect to the Closing Date, (ii) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

      (b) Execution of Documents. On or prior to the Closing Date, the Company shall have executed, acknowledged and delivered this Agreement, the Notes, the Indenture and the Mortgages with respect to each of its Mortgaged Facilities substantially in the form attached hereto as Exhibit I with such revisions as are necessary or appropriate for the purpose of creating a first and paramount lien thereon. Each such Mortgage shall have been delivered to the Title Company (as defined in Section 3.1(g)) as a mortgage of real estate and all UCC financing statements (including fixture filings) evidencing the liens granted in the Mortgages shall have been recorded or filed for record, in each case, in each public office wherein such recording or filing is deemed necessary or appropriate by such Purchaser or such Purchaser's special counsel to perfect the Lien thereof as against creditors of or purchasers from the grantor thereunder.

      (c) Purchase and Sale Leaseback Agreement; Lease. On or prior to the Closing Date, the Company and the appropriate Restricted Subsidiaries shall have executed and delivered,
      (i) a Purchase and Sale Leaseback Agreement between the Company and the relevant Restricted Subsidiary and (ii) a Lease between the Company and the relevant Restricted Subsidiary with respect to each of its Mortgaged Facilities which will be operated by a Restricted Subsidiary.

      (d) Guaranty Agreement. On or prior to the Closing Date, the Restricted Subsidiaries shall have entered into, executed and delivered the Guaranty Agreement substantially in the form attached hereto as Exhibit J, providing for the unconditional joint and several guaranty by each Restricted Subsidiary.

     (e) Survey. On or prior to the Closing Date, the Company shall have caused a physical survey of each parcel of real estate comprising a portion of each Mortgaged Facility to be made by a registered civil engineer or surveyor and shall have furnished to such Purchaser and such Purchaser's special counsel a plat of survey duly certified to such Purchaser and the Indenture Trustee by such engineer or surveyor which shall show no encroachments upon such real estate parcel by adjoining buildings or structures and no encroachments on adjoining premises by the buildings or improvements erected thereon. Each such survey shall be prepared in accordance with the standard detail requirements for land surveys adopted by the American
     Title Association and the American Congress on
     Surveying and Mapping, as revised and in effect on the date of delivery of such survey, shall show the following Table A requirements: 1, 2, 3, 6, 7, 8, 9, 10, 11 and 13.

      (f) Appraisal. On or prior to the Closing Date, such Purchaser shall have received an Appraisal stating the fair market value of each of the Mortgaged Facilities, which Appraisal shall have been completed and dated not earlier than two months prior to the Closing Date and shall be acceptable in form and substance to such Purchaser.

     (g) Evidence of Title. On or prior to the Closing Date, the Company shall have obtained from Chicago Title Insurance Company or another title insurance company or companies of good standing selected by the Company and satisfactory to such Purchaser (the "Title Company") a marked-up, countersigned title insurance commitment evidencing title insurance coverage (the "Title Commitment") on a standard American Land Title Association Form Mortgage Title Insurance Policy (Loan Policy-1970
     Form) with the following endorsements: (i) Comprehensive Endorsement No. l or its equivalent, (ii) a tie-in endorsement, (iii) a contiguity endorsement (for any Mortgaged Facility of more than one parcel), (iv) an ALTA 3.1 zoning endorsement (with parking), (v) an endorsement to the effect that each Mortgaged Facility is treated as a separate tax parcel,
     (vi) an endorsement to the effect that the legal description as surveyed is the same as that in the title commitment and policy, and (vii) a usury endorsement.
     The policies shall be in the aggregate amount which will provide for mortgage title insurance on each Mortgaged Facility in an amount not less than the amount determined by multiplying the Appraisal
     Value of such Mortgaged Facility by a fraction, the numerator of which is equal to the principal amount of the Notes outstanding and the denominator of which is equal to the Appraisal Value of all Mortgaged Facilities and showing marketable record title thereto to be vested in the Company, as appropriate, subject only to:

     (i) the liens, charges and encumbrances, if any, permitted by the related Mortgage;

      (ii)   such exceptions as are standard under ALTA policies
      (but such policies shall not be subject to a survey or mechanic's lien exception); and

      (iii) such other exceptions as shall be satisfactory to such Purchaser and such Purchaser's special counsel; and

agreeing to insure such Purchaser upon the proper execution and recording of the related Mortgage against loss or damage sustained by reason of the same not being a first and paramount lien upon such Mortgaged Facility, subject only to the exceptions referred to in the foregoing clauses (i) through (iii).

      The Company will, as soon as practicable and in any event within 45 days after the Closing Date, without cost or expense to such Purchaser, obtain and deliver to such Purchaser the policy or policies contemplated by the commitment of the Title Company.

      (h) UCC Searches. The Company shall have obtained and furnished to you searches satisfactory in scope and form evidencing that, except for Liens permitted hereunder, none of the Collateral (excluding real property) is subject to any security interest under the Uniform Commercial Code as adopted by the State in which such Collateral is located.

      (i) Regulatory Agency Approvals. On or prior to the Closing Date, such Purchaser shall be provided with true copies for each Mortgaged Facility of (i) all licenses issued by the applicable State health department permitting such Mortgaged Facility to be operated as a skilled-nursing facility, (ii) local business licenses necessary for the operation of such Mortgaged Facility and (iii) certificates of eligibility of each Mortgaged Facility for Medicare and Medicaid.

      (j) Environmental Assessment. At least 10 Business Days prior to the Closing Date, the Company shall have furnished such Purchaser and the Indenture Trustee with a Phase I environmental assessment, satisfactory in form and substance to such Purchaser and such Purchaser's special counsel, performed by Valuation Counselors Group, Inc., of each Mortgaged Facility.

      The Company acknowledges and agrees that such Purchaser shall not be obligated to purchase the Notes if such Purchaser, in such Purchaser's sole judgment, determines for any reason whatsoever (including, without limitation, information revealed by the above-described environmental assessment) that the use or condition of the Mortgaged Facilities, or any part thereof, could have a material adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, or of the Restricted Subsidiary which operates such Mortgaged Facility.

      (k) Legal Opinions. Such Purchaser shall have received from Chapman and Cutler, who are acting as special counsel to the Purchasers, from Sidley & Austin, counsel for the Company and the Restricted Subsidiaries and local California counsel for the Company, from M. Louise Paquet, in-house corporate counsel, from Bricker & Eckler, local Ohio counsel for the Company, from Goodwin & Goodwin, local West Virginia counsel for the Company, and from Bingham, Dana & Gould, counsel to the Indenture Trustee, their respective opinions dated the Closing Date, in form and substance satisfactory to such Purchaser, and covering the matters set forth in Exhibits B, C, D, E, F and G, respectively, hereto.

      (l) Insurance. On or prior to the Closing Date, such Purchaser shall have received (a) a report of an independent insurance broker or consultant satisfactory to such Purchaser setting forth a description of the insurance obtained in accordance with the provisions of Section 4.2 hereof and Section
2.6 of the Mortgages, and stating that such insurance is in full force and effect, all premiums then due thereon have been paid, and, in the opinion of such broker or consultant, such insurance complies with the provisions of such Sections, and (b) certificates of insurance signed by the applicable broker or underwriter evidencing such coverage.

     (m)    NAIC Rating.  The National Association of
Commissioners shall have issued a rating with respect to the Notes of not less than NAIC-2.

      (n)   S&P Rating.  On or prior to the Closing Date, such
Purchaser shall have received a credit rating with respect to the Notes of PPR 2- or better from Standard & Poor's Corporation.

      (o)   Private Placement Number.  Standard & Poor's CUSIP
Service bureau shall have assigned a Private Number to the Notes.

      (p) Consent of Holders of Other Securities. On or prior to the Closing Date, any consents or approvals required to be obtained from any holder or holders of any outstanding Security of the Company or any Restricted Subsidiary or any party to a material agreement with the Company or a Restricted Subsidiary and any amendments of such agreement or any agreements pursuant to which any Securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to such Purchaser and such Purchaser's special counsel.

      (q) Payment of Counsel Fees. The Company shall have paid all reasonable fees and expenses of special counsel to the Purchasers, the Indenture Trustee and special counsel to Anchor National Life Insurance Company to the extent that such fees and expenses are known as of the Closing Date and are reflected in appropriate bills or invoices delivered by such special counsel.

      (r) Supporting Documents. The Company shall have delivered to the Purchasers:

             (1) a copy of the Company and each Guarantor's articles or certificate of incorporation, or equivalent document, certified by the Secretary of State of its state of incorporation and a copy of each of their bylaws certified by their respective secretaries or assistant secretaries;

             (2) certificates of the secretary or an assistant secretary of the Company and each of the Guarantors dated the Closing Date and certifying (i) that there have been no amendments to the articles or certificate of incorporation or bylaws and of the Company or such Guarantor since the date of the last amendment thereof indicated on the articles or certificates of incorporation and bylaws furnished pursuant to clause (1) above; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement, the Indenture, the Mortgages, the Leases and the Notes and resolutions adopted by the Board of Directors of each of the Guarantors authorizing the execution and delivery of the Guaranty Agreement and, if applicable, the Leases; (iii) the incumbency and specimen signature of the officer of the Company executing this Agreement, the Indenture, the Mortgages, the Leases and the Notes and any other documents and instruments furnished pursuant hereto or thereto and a certification by another officer of the Company as to the incumbency and signature of the authorized officer of the Company; and (iv) the incumbency and specimen signature of the authorized officer of each Guarantor executing the Guaranty Agreement and any other documents and instruments furnished pursuant hereto or thereto and a certification by another officer of such Guarantor as to the incumbency and signature of the authorized officer of the Guarantor; and

             (3) a certificate of the Secretary of State of the state of incorporation evidencing good standing of the Company and each Guarantor in its state of incorporation.

      (s) Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement.

      (t) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to such Purchaser and such Purchaser's special counsel, and such Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

      Section 3.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to any Purchaser the Notes to be issued to any Purchaser on such date or if the conditions specified in Section 3.1 have not been fulfilled, such Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 3.1 have not been fulfilled, such Purchaser may waive compliance by the Company with any such condition to such extent as such Purchaser may in its sole discretion determine. Prior to the purchase of the Notes, nothing in this Section 3.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any Purchaser's rights against the Company.

      Section 4.         Company Covenants.

From and after the Closing Date and continuing so long as any amount remains unpaid under this Agreement, the Indenture or any
Note:

      Section 4.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Restricted Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Section 4.13.

      Section 4.2. Insurance. The Company will maintain and will cause each Restricted Subsidiary to maintain, with financially sound and reputable insurers accorded, in the case of insurers providing property insurance, a rating by A.M. Best Company, Inc. ("Best") of A:XII or higher at the time of issuance of any property insurance policy and in the case of an insurer providing any other insurance, a rating by Best not lower at the time of issuance thereof than the rating indicated on Schedule III for the type of insurance provided by such insurer, insurance coverage with respect to its properties and business against such casualties and contingencies, of such types (including public liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts (including with such deductibles and levels of self-insurance) and against such risks as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated in the same general geographic area.

      Section 4.3. Taxes, Claims for Labor and Materials, Compliance with Laws; Maintenance of Licenses and Accreditation.
(a) The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Restricted Subsidiary; provided, however, that the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary, and (ii) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto or, if greater, such reserves as are required by GAAP.

      (b) The Company will comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could reasonably be expected to have a material adverse effect on the Mortgaged Facilities, individually or in the aggregate, or the properties, business, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries or could reasonably be expected to result in any Lien not permitted under Section 4.10.

      (c) The Company will, and will cause each Restricted Subsidiary, to maintain (i) the certification for payment under Medicare and equivalent insurance programs and Medicaid and other similar contractual programs of (x) each Mortgaged Facility, provided, that loss of such certification shall not violate this
Section 4.3(c) if the Company is diligently pursuing recertification and receives such recertification of such Mortgaged Facility within 180 days and (y) each other Facility, except in the case of Facilities (other than Mortgaged Facilities) where failure to maintain such certification could not reasonably be excepted to have a material adverse effect on the operation of the Facilities, taken as a whole, and (ii) all licenses necessary for the operation of its Facilities, except for licenses the failure to maintain which could not reasonably be expected to have a material adverse effect on the operation of such Facility.

      Section 4.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

      Section 4.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement; provided that the Company and its Restricted Subsidiaries may also engage in the pharmacy business.

      Section 4.6. Current Ratio. The Company will at all times keep and maintain the ratio of Consolidated Current Assets to Consolidated Current Liabilities at not less than 0.8 to 1.0 from the Closing Date through and including December 31, 1993, and 1.0 to 1.0 thereafter.

      Section 4.7. Consolidated Tangible Net Worth. The Company will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than the greater of (i) $15,000,000 and (ii) the sum of $15,000,000 plus 50% of Consolidated Net Income for the period from and after December 31, 1993 to the date of determination thereof, considered as a single accounting period.

      Section 4.8.       Limitations on Debt for Borrowed Money.
(a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Debt for Borrowed Money, except:

      (1)    Debt for Borrowed Money evidenced by the Notes;

      (2) Debt for Borrowed Money of the Company and its Restricted Subsidiaries outstanding as of the Closing Date and reflected on Annex B to Exhibit A;

      (3) Debt for Borrowed Money of the Company to any Wholly-owned Restricted Subsidiary;

      (4) Debt for Borrowed Money of a Restricted Subsidiary to the Company or to a Wholly-owned Restricted Subsidiary;

      (5) Debt for Borrowed Money of the Guarantors pursuant to the Guaranty Agreement;

      (6) additional Debt for Borrowed Money of the Company and its Restricted Subsidiaries, provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

             (i)  the ratio of Consolidated Debt for Borrowed
      Money (including any Basket Debt) to Consolidated
      Total Capitalization shall not exceed the ratio set opposite each period in the table below:

                                   PERIOD                 RATIO

Closing Date through December 31, 1993                  0.70 to 1

January 1, 1994 through December 31, 1994               0.65 to 1

January 1, 1995 through December 31, 1995               0.65 to 1

January 1, 1996 through December 31, 1996               0.60 to 1

January 1, 1997 and thereafter                     0.55 to 1; and


             (ii) in the case of the incurrence after the date hereof of any secured Debt for Borrowed Money of the Company or the incurrence after the date hereof of any Debt for Borrowed Money of a Restricted Subsidiary, Basket Debt shall not exceed 10% of Consolidated Tangible Net Worth; and

      (7)    Debt for Borrowed Money of the Company not to exceed
$1,000,000 at any time outstanding incurred to finance the acquisition of insurance policies.

      (b) In the event of a renewal, extension or refunding of any Debt for Borrowed Money, the amount by which the principal amount of Debt for Borrowed Money incurred in connection with such renewal, extension or refunding (or in the case of a revolving credit facility, the amount to be drawn concurrently with such renewal, extension or refunding) exceeds the principal amount of Debt for Borrowed Money outstanding immediately prior to such renewal, extension or refunding shall constitute the issuance of additional Debt for Borrowed Money which is, in turn, subject to the limitations of the applicable provisions of this
Section 4.8; provided, however, that any renewal, extension or refunding of any amount of Specified Debt or Specified Guaranties shall constitute the issuance of additional Debt for Borrowed Money subject to the limitation of the applicable provisions of
Section 4.8(a), unless such renewal, extension or refunding of Specified Debt results in the same or a lower interest rate and the amount by which the principal amount of Debt for Borrowed Money incurred in connection with such renewal, extension or refunding exceeds the principal amount outstanding immediately prior to such renewal, extension or refunding is subject to the limitations of the applicable provisions of Section 4.8(a).

      (c) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this
Section 4.8 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Debt for Borrowed Money of such corporation existing immediately after it becomes a Restricted Subsidiary.

      Section 4.9. Fixed Charges Coverage Ratio. The Company will keep and maintain the ratio of Net Income Available for Fixed Charges to Fixed Charges for each period of four consecutive fiscal quarters at not less than 1.25 to 1.00.

      Section 4.10. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on any of its or their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

      (a) Liens for property taxes and assessments or governmental charges (other than Liens arising under ERISA) or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by Section 4.3;

      (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured and shall remain in effect;

      (c) Liens (other than Liens arising under ERISA), deposits, pledges or letters of credit in connection with or to secure payment of worker's compensation, patient trust funds, unemployment insurance, old-age pensions, other social security and other like laws or regulations, warehousemen's and attorneys' liens and statutory landlords' liens and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or any Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary;

      (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated in the same general geographic area and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

      (e) Liens existing as of the Closing Date and reflected in Schedule IV hereto or reflected in the surveys and title reports delivered pursuant to Section 3.1(e) and (g), and any Liens incurred in connection with any renewals, extensions or refundings of any Indebtedness secured by such Liens, provided that (i) no additional property is encumbered and (ii) there is no increase in the principal amount of each issue or evidence of Indebtedness secured thereby;

      (f) Liens incurred pursuant to the Mortgages and Leases and any other leases of real property between the Company, as lessor, and a Restricted Subsidiary, as lessee;

      (g) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of, or improvement to, assets (including equity securities) useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the assets acquired or improved, (ii) such Lien (other than any Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity owning such assets) shall have been created or incurred within 12 months of the date of such acquisition or improvement, (iii) at the time of the creation or incurrence of such Lien on such assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such assets or of such improvement thereto, as the case may be (as determined in good faith by the a Responsible Officer of the Company), and (iv) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 4.8; and

      (h) other Liens, provided that, at the time of the incurrence of any such other Liens and after giving effect to the proceeds of any obligations secured thereby, (i) Basket Debt would not exceed 10% of Consolidated Tangible Net Worth and (ii) the Company would be able to incur at least $1.00 of additional Debt for Borrowed Money within the limitations provided for in
Section 4.8.

     Section 4.11.      Restricted Payments.  The Company will
not except as hereinafter provided:

      (a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company other than capital stock which is subject to required redemptions or sinking fund provisions);

      (b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of the Company's capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company (unless such capital stock so exchanged or issued is subject to required redemptions or sinking fund provisions), or warrants, rights or options to purchase or acquire any shares of its capital stock); or

      (c) Make any other payment or distribution (except equity rights issued pursuant to an equity rights offering), either directly or indirectly or through any Subsidiary, in respect of the Company's capital stock;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Restricted Payments"), if after giving effect thereto (i) any Default or Event of Default shall have occurred and be continuing, (ii) the Company would not be permitted to incur at least $1.00 of additional Debt for Borrowed Money under the provisions of Section 4.8, or (iii) the sum of
(x) the aggregate amount of Restricted Payments made during the period from and after the Closing Date to and including the date of the making of the Restricted Payment in question, plus (y) the aggregate amount of all Restricted Investments made by the Company or any Restricted Subsidiary during said period would exceed 25% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period.

      The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

      For the purposes of this Section 4.11, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

      Section 4.12. Investments. The Company will not, and will not permit any Restricted Subsidiary to, make or hold any Investments, other than:

      (a) Investments existing as of December 22, 1993 and reflected in Schedule V hereto;

      (b) Investments by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries or the Company, including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted Subsidiary;

      (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is rated
A-1 or better by Standard & Poor's Corporation or Prime-1 or better by Moody's Investors Service, Inc.;

      (d) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

      (e) Investments in certificates of deposit maturing within one year from the date of issuance thereof or in interest-bearing or non-interest bearing demand deposits or money market accounts, in each case issued or sponsored by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose certificates of deposit of such maturity are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, rated A-1 or better by Standard & Poor's Corporation or Prime-1 or better by Moody's Investors Service, Inc.;

      (f) Investments in Eurodollar deposits maturing within one year from the date of issuance thereof, and issued by a bank or trust company, having capital, surplus and undistributed profits aggregating at least $1,000,000,000 and whose deposits of such type are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, rated A-1 or better by Standard & Poor's Corporation or Prime-1 or better by Moody's Investors Service, Inc.;

      (g) loans or advances, not exceeding $500,000 in the aggregate outstanding at any one time, in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Restricted Subsidiary;

      (h) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries and receivables arising from the sale of fixed assets in an amount not to exceed $2,000,000 outstanding at any time during the calendar year ending December 31, 1994, or $1,000,000 outstanding at any time during the calendar year ending December 31, 1995;

      (i) Investments in repurchase agreements maturing within 30 days from the date of acquisition thereof, with respect to obligations of the type described in paragraph (d) above entered into with a bank or trust company organized under the laws of the United States or any state thereof and meeting the requirements of paragraph (e) above;

      (j)    Investments not otherwise permitted by this Section
4.12 in an aggregate amount not to exceed $1,000,000 in accounts held by a bank or trust company and which are applied in the ordinary course of business to pay obligations or expenses of the Company or a Restricted Subsidiary;

      (k)    Investments not otherwise permitted by this Section
4.12 in non-interest bearing demand deposit accounts of a bank or trust company not exceeding $5,000,000 in the aggregate outstanding at any one time;

      (l) Investments in accounts held by a bank or trust company, which accounts and the Investments therein are fully insured by the Federal Deposit Insurance Company, the Federal Savings and Loan Insurance Corporation or the Securities Investor Protection Corporation; and

      (m)    Investments made within the limitations of Section
4.11.

      In valuing any Investments for the purpose of applying the limitations set forth in this Section 4.12, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

      For purposes of this Section 4.12, at any time when a corporation becomes a Restricted Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time.

      Section 4.13. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) sell, lease or otherwise dispose of all or any Substantial Part (as defined in paragraph (d) of this Section 4.13) of the assets of the Company and its Restricted Subsidiaries; provided, however, that:

      (1) any Restricted Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Restricted
Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

      (2) the Company may consolidate or merge with, or sell all or substantially all of its assets to, any other corporation if (i) either (A) the Company shall be the surviving or continuing corporation, or (B) if the Company is not the surviving or continuing corporation, or the corporation to which such assets are sold, the corporation (hereinafter called the "Surviving Company") formed by such consolidation or the corporation into which the Company shall have been merged or to which all or substantially all of such assets are sold shall (w) be a corporation organized under the laws of the United States or any State thereof, (x) have a majority of its assets in the United States, (y) have expressly and unconditionally assumed by a written instrument reasonably satisfactory in form and substance to the Holders the due and punctual payment of the principal of and interest and premium, if any, on the Notes and the due and punctual performance of all the covenants and conditions of this Agreement, the Indenture and the Mortgages and
(z) have furnished the Holders an opinion of counsel reasonably satisfactory in form and substance to such Holders to the effect that the instrument has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law), (ii) at the time of such consolidation, merger or sale and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (iii) after giving effect to such consolidation, merger or sale, the Company or the Surviving Company, as the case may be, would be permitted to incur at least $1.00 of additional Debt for Borrowed Money under the provisions of Section 4.8 and (iv) after giving effect to such consolidation, merger or sale, the Notes would have an equivalent or better credit rating than the rating of the Notes on the Closing Date as determined by the National Association of Insurance Commissioners and either Standard & Poor's Corporation, Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. or Fitch Investors Service, Inc., and the Company shall have provided evidence of such rating to the Holders; and

      (3) any Restricted Subsidiary may sell, lease or otherwise dispose of all or any Substantial Part of its assets to the Company or any Wholly-owned Restricted Subsidiary.

      (b) The Company will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 4.13, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the preemptive rights of minority shareholders existing prior to the Closing Date in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary.

      (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Restricted Subsidiary (except to qualify directors) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose (in either case, except to the Company or a Wholly-owned Restricted Subsidiary) of any shares of stock or any Indebtedness of any other Restricted Subsidiary, unless:

      (1) simultaneously with such sale, transfer, or disposition, all shares of stock of such Restricted Subsidiary at the time owned by the Company and by every other Restricted
Subsidiary shall be sold, transferred or disposed of as an entirety;

      (2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Company;

      (3) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person, for a consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory and, in any event, not less than the fair market value thereof;

      (4) the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other
Restricted Subsidiary not being simultaneously disposed of; and

      (5) such sale or other disposition does not involve a Substantial Part of the assets of the Company and its Restricted
Subsidiaries.

      (d) As used in this Section 4.13, a sale, lease or other disposition of assets shall be deemed to be a Substantial Part of the assets of the Company and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in the ordinary course of business) (A) during the 12-month period ending on the date of such sale, lease or other disposition, exceeds 10% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal year, or (B) during the period commencing on the Closing Date and ending on the date of such sale, lease or other disposition, exceeds 25% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal year.

      Section 4.14. Guaranties. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty except (i) Guaranties by the Company or any Restricted Subsidiary which are limited in amount to a stated maximum dollar exposure, (ii) Guaranties by the Company of performance obligations of any Restricted Subsidiary and
(iii) Specified Guaranties.

      Section 4.15. Repurchase of Notes. Neither the Company nor any Restricted Subsidiary or Affiliate which is acting on behalf of, or in concert with the Company, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all Holders at the same time and upon the same terms. In case the Company or any Subsidiary repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate (or upon the agreement of Company, any Restricted Subsidiary or any Affiliate to purchase or otherwise acquire the Notes), such Notes shall no longer be outstanding for purposes of any section of this Agreement or the Indenture relating to the taking by the Holders of any actions with respect hereto, including, without limitation, Section 5.1 and Sections 6.3, 6.4 and 8.2 of the Indenture.

      Section 4.16. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

      Section 4.17. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could reasonably be expected to result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

      Section 4.18. Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this Section 4.18 and concurred in by the independent public accountants referred to in
Section 4.18(b) hereof), and will furnish to each Institutional Holder (in duplicate if so specified below or otherwise requested):

      (a) Quarterly Statements. Within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

      (1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

      (2) consolidated and consolidating statements of income of the Company and its Restricted Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

      (3) consolidated statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

      (b) Annual Statements. Within 90 days after the close of each fiscal year of the Company, copies of:

      (1) consolidated balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year,

      (2) consolidated statements of income and retained earnings and cash flows of the Company and its Restricted
Subsidiaries for such fiscal year, and

      (3) consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year and consolidating statements of income and retained earnings of the Company and its Restricted Subsidiaries for such fiscal year;

in the case of items (1) and (2) above, setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon (without limitation as to scope or qualification as to the Company's status as a going concern) of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

      (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted
Subsidiary and any management letter received from such accountants;

      (d) SEC and Other Reports. Promptly upon their becoming available (or in the case of items (i) and (ii), when they become generally available), one copy of:

             (i) each financial statement, report, notice or proxy statement sent by the Company to stockholders generally;

             (ii) each regular or periodic report, and any registration statement or final prospectus, filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

             (iii) any orders in any judicial or administrative proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries; and

             (iv) any notice of investigation received by the Company or any Restricted Subsidiary with respect to any Facility which it owns or operates, other than for routine investigations not related to any specific concern with respect to such Facility.

      (e) ERISA Reports. Within a reasonable time after becoming aware of the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan, except a Reportable Event with respect to which the 30-day notice requirement has been waived by the PBGC (provided that the loss of qualification of a Plan and the failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event for this purpose regardless of the issuance of any waiver of the notice requirement by the PBGC); (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan pursuant to
Section 4041 of ERISA; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Multiemployer Plan; (iv) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan;
(v) any material increase in the contingent liability of the Company or any Restricted Subsidiary with respect to any post-retirement welfare liability; or (vi) the receipt of notice of any action by the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

      (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement, the Indenture and the Mortgages and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 4.6 through Section 4.13 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate or existed during such period, specifying the nature and period of existence thereof and the action the Company has taken, is taking and proposes to take with respect thereto;

      (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed Sections 4.6 through 4.9 this Agreement and stating further whether, in making their audit, such accountants have become aware of any default under any of the terms or provisions Sections 4.6 through 4.9 of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

      (h) Change in Fiscal Year. Within 15 days after adopting a change in the fiscal year of the Company, the Company shall give written notice to each Holder stating the new fiscal year of the Company and when such change shall become effective;

      (i) Occupancy Statistics. Within 45 days after the end of each quarterly fiscal period of the Company, a statement of the average daily occupancy of each Mortgaged Facility for such fiscal quarter;

      (j) Notices from Regulatory Agencies. Within 45 days after the end of each quarterly fiscal period of the Company, a list of the notices issued by any Federal or state governmental or regulatory agency threatening loss of certification or licensure for operation of any Facility owned by the Company or any Restricted Subsidiary and the status of the proceedings with respect to such notices.

      (k) Projections of Financial Performance; Comparison of Actual and Projected Results. Not more than 45 days nor less than 15 days prior to the commencement of each fiscal year of the Company, copies of a consolidated balance sheet, statement of income and statement of cash flows of the Company and its Restricted Subsidiaries prepared by the Company reflecting its projections of financial performance for the immediately succeeding fiscal year; and within 90 days after the close of each fiscal year a comparison of actual results to performance projected in the most recent projections delivered to the Holders pursuant to this clause (j);

      (l) Notice of Litigation and Proceedings. Within 90 days after the end of each fiscal year of the Company, notice to the Holders of (a) any litigation or proceeding in which the Company is a party if an adverse decision could reasonably be expected to require the Company to pay more than $200,000 or to deliver assets the value of which exceeds $200,000, whether or not the claim is considered to be covered by insurance and (b) the institution of any other suit or proceeding that could, individually or in the aggregate with other suits and proceedings, reasonably be expected to have a material adverse effect on the properties, business, profits or condition (financial or otherwise) of the Company or any Restricted Subsidiary; and

      (m) Requested Information. With reasonable promptness, such other data and information as such Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit each Institutional Holder (or such Persons as such Institutional Holder may designate), after reasonable advance notice to visit and inspect any of the properties of the Company or any Restricted Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with any Institutional Holder the finances and affairs of the Company and its Restricted Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall be required to pay or reimburse (i) one representative of the Holders for expenses which such representative incurs in connection with one such visitation per fiscal year if no Default or Event of Default existed during such fiscal year and (ii) all Holders for expenses which such Holders or their representative incur in connection with any visitation made during any period when a Default or an Event of Default has occurred and is continuing.

      Each Holder, by its acceptance of the Notes, agrees that with respect to any data and information received by such Holder in writing pursuant to the foregoing provisions of this Section
4.18 or obtained by such Holder in writing as a result of any request pursuant to paragraph (m), to the extent that such data and information has not theretofore otherwise been disclosed in such a manner as to render such data and information no longer confidential and such data and information is designated in writing as confidential by the Company, such Holder will use its reasonable efforts (consistent with its customary procedures) to reasonably maintain (and cause persons referred to in (i) below to reasonably maintain) the confidential nature of the data and information therein contained; provided, however, that anything herein contained to the contrary notwithstanding, such Holder may, to the extent necessary, disclose or disseminate such data and information to: (i) its or its subsidiaries directors, employees, agents, attorneys, advisors, trustees, affiliates and accountants who would ordinarily have access to such data and information in the normal course of the performance of their duties relating to the ownership of the Notes; (ii) such third parties as it may, in its discretion, deem reasonably necessary or desirable in connection with or in response to (x) compliance with any law, ordinance or governmental order, regulation, rule, policy, subpoena, investigation, regulatory authority order or request, or (y) any order, decree, judgment, subpoena, notice of discovery or similar ruling or pleading issued, filed, served or purported on its face to be issued, filed or served (A) by or under authority of any court, tribunal, arbitration board of any governmental or industry agency, commission, authority, board or similar entity or (B) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity; (iii) any prospective purchaser, securities broker or dealer or investment banker in connection with the resale or proposed resale by such Holder of any portion of the Notes who shall agree in writing to accept such information subject to the provisions of this paragraph; (iv) any Person holding debt Securities of such Holder who, subject to the provisions of this paragraph, shall have requested to inspect such information; (v) the United States National Association of Insurance Commissioners or similar regulatory bodies; and (vi) any entity utilizing such information to rate or classify such Holder's debt or equity Securities or to report to the public concerning the industry of which such Holder is a part; provided, however, that such Holder shall not be liable to the Company or any other Person for damages arising from the disclosure of non-public information if such Holder's reasonable efforts were in accordance with the provisions of this paragraph.

      Section 4.19. Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not permit any Restricted Subsidiary to create or otherwise suffer to exist or become effective any consensual encumbrance or restriction which restricts the ability of any such Restricted Subsidiary to
(i) pay dividends or make any other distributions on such Restricted Subsidiary's capital stock, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary or
(iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

      Section 4.20. New Restricted Subsidiaries. The Company shall cause any corporation which becomes a Restricted Subsidiary from and after the Closing Date to enter into the Guaranty
Assumption Agreement attached as Exhibit 1 to the Guaranty
Agreement.

Section 5.         Amendments, Waivers and Consents.

      Section 5.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders holding at least 51% in aggregate principal amount of outstanding Notes; provided that without the written consent of all of the Holders, no such amendment or waiver shall be effective which will change the percentage of Holders required to consent to any such amendment or waiver of any of the provisions of Section 4.15 or this
Section 5.

      Section 5.2. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders and shall be binding upon them, upon each future Holder and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Section 6.         Interpretation of Agreement; Definitions.
      Section 6.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

      "Affiliate" shall mean any Person (other than a Restricted Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or
(iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

      "Agreement" shall mean this Note Agreement.

      "Appraisal" shall mean a full and narrative written opinion of the fair market value of each of the Mortgaged Facilities made by Valuation Counselors Group, Inc. or any other independent appraiser acceptable to the holders of the Notes, in accordance with the standards of the professional appraisal society of which such company is a member, and which Appraisal shall include the income and comparable sales approaches to value.

      "Appraisal Value" shall mean the fair market value of one or more Mortgaged Facilities as set forth in an Appraisal.

      "Basket Debt" of the Company and its Restricted Subsidiaries shall mean, as of the date of any determination thereof, an amount equal to the sum of (i) the aggregate unpaid principal amount of Debt for Borrowed Money of Restricted Subsidiaries plus (but without duplication) (ii) the aggregate amount of all Indebtedness of the Company or any Restricted Subsidiary secured by Liens other than Liens permitted by Section 4.10(a) through (g); provided, however, that "Basket Debt" shall not include any Specified Debt.

      "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday for banks in (i) the city and state in which the Company's primary bank is located, (ii) the city and state in which the principal place of business of the Indenture Trustee is located or (iii) the city and state in which the Indenture Trustee receives and disburses funds (as of the Closing Date, Boston, Massachusetts).

      "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

      "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Company" shall mean Care Enterprises, Inc., a Delaware corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Care Enterprises, Inc.

      "Consolidated Current Assets" and "Consolidated Current Liabilities" shall mean as of the date of any determination thereof such assets and liabilities of the Company and its Restricted Subsidiaries on a consolidated basis as shall be determined in accordance with GAAP to constitute current assets and current liabilities, respectively.

      "Consolidated Debt for Borrowed Money" shall mean, as of the date of determination thereof, all Debt for Borrowed Money of the Company and its Restricted Subsidiaries determined on a consolidated basis eliminating intercompany items.

      "Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income but excluding charges in lieu of income taxes), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

      (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

      (b)    the proceeds of any life insurance policy;

      (c) net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

      (d) net earnings and losses of any corporation (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Restricted Subsidiary, realized by such corporation prior to the date of such acquisition;

      (e) net earnings and losses of any corporation (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

      (f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

      (g)    any portion of the net earnings of any Restricted
Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

      (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

      (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

      (j) any gain arising from the acquisition of any Securities of the Company or any Restricted Subsidiary; and

      (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been established (i) from income arising during such period or
(ii) in the ordinary course of the Company's or any Restricted Subsidiary's business.

      "Consolidated Shareholders' Equity" shall mean as of the date of any determination the sum of capital stock, additional paid-in capital and retained earnings of the Company and its Restricted Subsidiaries determined in accordance with GAAP on a consolidated basis.

      "Consolidated Tangible Net Worth" shall mean as of the date of any determination thereof Consolidated Shareholders' Equity less all Intangible Assets of the Company and its Restricted
Subsidiaries.

      "Consolidated Total Assets" shall mean as of the date of any determination thereof, the net book value of total assets of the Company and its Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

      "Consolidated Total Capitalization" shall mean, as of any date of determination thereof, the sum of Consolidated Tangible
Net Worth plus Consolidated Debt for Borrowed Money.

      "Debt for Borrowed Money" of any Person shall mean and include (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) all Capitalized Rentals of such Person,
(iii) all Guaranties by such Person of Debt for Borrowed Money of others (other than Specified Guaranties which (x) remain a contingent liability or (y) with respect to which the Company has assumed directly the obligations for Rentals) and all reimbursement obligations in respect of credit enhancement instruments, including letters of credit and bankers' acceptances (excluding letters of credit and surety bonds issued in the ordinary course of business and reflected as a current liability on such Person's balance sheet or which secure the payment of sums which are so reflected as a current liability), (iv) obligations (other than nonrecourse obligations) arising in connection with any sale of accounts receivable and (v) obligations secured by any Lien upon property or assets owned by such Person whether or not such Person has assumed or become liable for the payment of such obligations.

      "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

      "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

      "Event of Default" shall have the meaning set forth in
Section 6.1 of the Indenture.

      "Facility" shall mean a skilled nursing home, intermediate care facility, retirement or convalescent living center or home for the mentally retarded or other facility providing residential health care owned by the Company.

      "Fixed Charges" for any period shall mean on a consolidated basis the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Restricted Subsidiaries, and (ii) all Interest Charges on all Indebtedness (including the interest component of Rentals on Capitalized Leases) of the Company and its Restricted Subsidiaries.

      "GAAP" shall mean generally accepted accounting principles at the time in the United States.

      "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation,
(iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the outstanding principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

      "Holder" shall mean any Person which is, at the time of reference, the registered Holder of any Note.

      "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets,
(ii) obligations secured by any Lien upon property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations,
(iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals, (v) Guaranties of obligations of others of the character referred to in this definition and all reimbursement obligations in respect of credit enhancement instruments, including letters of credit and bankers' acceptances (excluding letters of credit and surety bonds issued in the ordinary course of business and reflected as a current liability on such Person's balance sheet or which secure payment of sums which are so reflected as a current liability) and
(vi) obligations (other than nonrecourse obligations) arising in connection with the sale of accounts receivable.

      "Indenture" shall have the meaning set forth in Section
1.1.

      "Indenture Trustee" shall mean State Street Bank and Trust
Company of Connecticut, National Association and its successors in trust under the Indenture.

      "Institutional Holder" shall mean any Purchaser or an insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution and, for purposes of the direct payment provisions of this Agreement, shall include any nominee of any such Holder.

      "Intangible Assets" shall mean, as of the date of any determination thereof, goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense and the excess of cost of shares acquired over book value of related assets and all other assets of the Company and its Restricted Subsidiaries which are properly classified as "intangible assets" in accordance with GAAP.

      "Interest Charges" for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

      "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

      "Leases" shall mean those certain Skilled Nursing Facility
Leases, each dated as of December 15, 1993 between the Company, as lessor, the Restricted Subsidiary named therein, as lessee.

      "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

      "Make-Whole Amount" shall have the meaning set forth in
Section 1.2 of the Indenture.

      "Minority Interests" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

      "Mortgaged Facility" shall mean a Facility owned by the Company which is described in Exhibit K hereto on which a first
Lien has been conveyed and remains pursuant to one of the Mortgages.

      "Mortgages" shall mean those certain Mortgage and Security
Agreements and Deeds of Trust, each dated as of December 1, 1993, from the Company to the Indenture Trustee.

      "Multiemployer Plan" shall have the same meaning as in
Section 3(37) of ERISA.

      "Net Income Available for Fixed Charges" for any period shall mean the sum of (i) Consolidated Net Income during such period, plus (to the extent deducted in determining Consolidated Net Income) (ii) all provisions for any Federal, state or other income taxes made by the Company and its Restricted Subsidiaries during such period and (iii) Fixed Charges of the Company and its Restricted Subsidiaries during such period.

      "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

      "Plan" means a "pension plan," as such term is defined in
Section 3(2) of ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

      "Purchasers" shall have the meaning set forth in the introductory language of this Agreement.

      "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property (including any amounts required to be paid by the Company or a Restricted Subsidiary to the lessor whether or not designated as rents or additional rents on account of maintenance, repairs, insurance, taxes and similar charges). Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

      "Reportable Event" shall have the same meaning as in
Section 4043 of ERISA.

      "Responsible Officer" shall mean the person holding the office of the President, any Corporate Vice President, Chief
Financial Officer, Secretary, Assistant Secretary or Treasurer of the Company.

      "Restricted Investments" shall mean all Investments, other than Investments described in clauses (a) through (j) of Section
4.12.

      "Restricted Subsidiary" shall mean any Subsidiary (i) which is organized under the laws of the United States or any State thereof; (ii) which conducts substantially all of its business and has substantially all of its assets within the United States;
(iii) of which more than 51% (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by the Company; (iv) which is actively involved in conducting a business; and (v) which owns assets having a fair market value of not less than $100,000 (as determined by the Company).

      "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

      "Specified Debt" shall mean the Debt for Borrowed Money indicated by an asterisk on Annex B to Exhibit A.

      "Specified Guaranties" shall mean the obligations of the Company or any Restricted Subsidiary in respect of operating leases which are in effect as of the Closing Date and which have been subleased to a third party.

      The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

      "Substantial Part" shall have the meaning set forth in
Section 4.13(d).

      "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

      "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Debt for Borrowed Money (other than the Specified Debt) shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

      Section 6.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

      Section 6.3. Directly or Indirectly; Independence of Covenants. Where any provision in this Agreement refers to an action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. Each covenant of this Agreement is to be given independent effect so that if an action is prohibited by a covenant, the fact it would be permitted by another covenant will not avoid the occurrence of an Event of Default if such action is taken.

Section 7.         Miscellaneous.

      Section 7.1.       Registration, Transfer and Exchange of
Notes. The Notes shall be issued as registered Notes and will be subject to transfer, substitution and exchange as set forth in the Indenture.

      Section 7.2. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement, the Indenture, the Mortgages or the Notes, in the case of any Note owned by any Holder that is a Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 7.2 shall apply, the Company will cause the Indenture Trustee to pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth in
Schedule II or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing; provided that such notice shall have been received by the Indenture Trustee at least 30 days before such payment is due.

      Section 7.3. Expenses, Stamp Tax Indemnity. (a) Whether or not the transactions herein or in the Indenture contemplated shall be consummated, the Company agrees to pay directly all of the Purchasers' out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement, the Indenture and the Mortgages and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, special counsel to the Purchasers, O'Melveny & Myers, special counsel to SunAmerica Investments, Inc. The Company agrees to pay all expenses of the Holders (including, without limitation the charges and disbursements of one firm to act as counsel to the Holders) relating to any amendment, waivers or consents pursuant to the provisions hereof, except as provided in paragraph (b) of this
Section 7.3. The Company also agrees that it will pay and save each Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement, the Indenture, any Mortgage or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement and the Indenture. Notwithstanding the foregoing, SunAmerica Investments, Inc. acknowledges that it shall not be entitled to receive pursuant to the first sentence of this paragraph (a) more than a total of $10,000 (including for the charges and disbursements of its counsel) and that such amount has already been paid by the Company to SunAmerica Investments, Inc.
Promptly after the Closing Date, SunAmerica Investments, Inc. shall deliver to the Company the excess, if any, of $10,000 over the amounts it is entitled to receive pursuant to the first sentence of this paragraph (a) and a statement, describing in reasonable detail, how such amounts were spent.

      (b) The Company agrees, to the extent permitted by applicable law, to pay and indemnify each Holder, its officers, directors, employees and agents against any reasonable costs and expenses, including attorneys' fees and disbursements, incurred by such Holder in connection with any investigation, litigation or other proceeding involving the Company (including, without limitation, any threatened investigation or proceeding) relating to this Agreement, the Indenture, the Mortgages or the Notes, and enforcing its rights or remedies after a Default or an Event of Default under this Agreement, the Indenture, the Mortgages or the Notes or in responding to any subpoena or other legal process issued in connection with this Agreement, the Indenture or the transactions contemplated hereby or by reason of such Holder's having acquired any Note, including without limitation reasonable costs and expenses incurred in any bankruptcy case involving the Company. The obligations of the Company under this Section 7.3 shall survive the transfer of any Note or portion thereof or interest therein by any Holder and the payment of any Note.

      Section 7.4. Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Holder at its address appearing on Schedule II or such other address as any Holder may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at the address beneath its signature at the foot of this Agreement or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to any party to this Agreement by overnight air courier shall only be effective if delivered to such party at a street address designated for such purpose in accordance with this Section 7.4, and a notice to such party by facsimile communication shall only be effective if made by confirmed transmission to such party at a telephone number designated for such purpose in accordance with this Section 7.4 and promptly followed by the delivery of such notice by registered or certified mail or overnight air courier, as set forth above.

      Section 7.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall inure to the benefit of each Purchaser and its successor and assigns, including each successive Holder.

      Section 7.6. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, and the representations and warranties made by the Purchasers herein shall survive the closing and the delivery of this Agreement and the Notes.

      Section 7.7. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

      Section 7.8.       Governing Law.  This Agreement shall be
governed by and construed in accordance with New York law.

      Section 7.9. Submission to Jurisdiction. The Company hereby consents to the jurisdiction of any state or Federal court located within the County of New York, State of New York, and irrevocably agrees that all actions or proceedings relating to this Agreement or the Notes may be litigated in such courts, and the Company waives any objection which any of them may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court, and consents that all service of process may be made by certified mail or messenger directed to it at the address of the Company set forth in Section 7.4 or to its agent referred to below at such agent's address set forth below and that service so made shall be deemed to be completed upon the earlier of actual receipt or the date identified on the return receipt for the certified mailing to the Company's or such agent's address, as the case may be, in accordance herewith. The Company hereby irrevocably appoints CT Corporation System, with an office on the date hereof at 1633 Broadway, New York, New York 10019, as its agent for the purpose of accepting service of any process within the State of New York. Nothing contained in this section shall affect the right of any holder of Notes to serve legal process in any other manner permitted by law or to bring any action or proceeding in the courts of any jurisdiction against the Company or to enforce a judgment obtained in the courts of any other jurisdiction.

      Section 7.10. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

      Section 7.11. Termination of Leases. Notwithstanding any provision of the Mortgage to the contrary, the Company shall have the right to terminate, modify, amend or change any or all of the Leases and any or all of the Other Agreements (as defined in the Mortgages); provided, however, that the provision of the Leases acknowledging subordination to the Mortgages may not be modified, amended or changed.

      Section 7.12.  Standard & Poor's Rating.  The Company
hereby agrees that on or prior to March 30, 1994, it will cause
Standard & Poor's Corporation to issue an unqualified credit rating with respect to the Notes of PPR-2 or better.

      The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                      Care Enterprises, Inc.

                                      /s/ GARY L. MASSIMINO
                                      Its Executive Vice President


Care Enterprises, Inc.
2742 Dow Avenue
Tustin, California  92680-7245
Attention:  Chief Financial Officer
Telefacsimile:  (714) 544-4443 extension 2701
Confirmation:  (714) 544-4443


Accepted as of December _____, 1993:

                                      John Hancock Mutual Life
                                        Insurance Company

                                      /s/ STEPHEN J. BLEWITT
                                      Its Investment Officer


Accepted as of December _____, 1993:

                                      John Hancock Life
                                      Insurance Company of
                                      America

                                    /s/ JONHATHAN P. SHEA
                                    Its Vice President-Investments


Accepted as of December 28, 1993:

                                      Mellon Bank, N.A., as
                                      trustee for NYNEX
                                      Master Pension Trust

                                      As directed by John Hancock
                                      Mutual Life Insurance
                                      Company


                                      /s/ JUDITH A. MANION
                                      Its Judith A. Manion
                                          Paralegal


Accepted as of December 30, 1993:

                                      Anchor National Life
                                       Insurance Company


                                      /s/ LYNN A. HOPTON
                                      Its Lynn A. Hopton
                                        Director, Corporate Finance
                                        Sunamerica Investment, Inc.

                          REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants on the Closing Date to each Purchaser as follows:

      1. Subsidiaries. Annex A attached hereto states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. Those Subsidiaries listed in
Section 1 of said Annex A constitute Restricted Subsidiaries.
The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Restricted Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

      2. Corporate Organization and Authority. The Company, and each Restricted Subsidiary,

      (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

      (b) has all requisite corporate power and authority and all necessary licenses and permits to own and operate its Facilities and to carry on its business as now conducted, and as presently proposed to be conducted, other than licenses the failure to obtain which could not reasonably be expected to have a material adverse effect on the operation of the Facilities, individually or in the aggregate; and

      (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, other than any license or qualification the failure to obtain which could not reasonably be expected to have a material adverse effect on the properties, business, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole.

      3. Business and Property. Such Purchaser has heretofore been furnished with a copy of the Private Placement Memorandum dated August, 1993 (the "Memorandum") prepared by Mabon Securities Corp. which generally sets forth the business conducted by the Company and its Subsidiaries and the principal properties of the Company and its Subsidiaries.

      4. Financial Statements. (a) The consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31 in each of the years 1990 to 1992, both inclusive, and the statements of income and retained earnings and changes in financial position or cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Ernst & Young, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete in all material respects and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their financial position or cash flows for such periods. The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of September 30, 1993, and the unaudited statements of income and retained earnings and cash flows for the nine-month period ended on said date prepared by the Company have been prepared in accordance with GAAP consistently applied except as noted therein, are correct and complete in all material respects and present fairly the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and changes in their financial position or cash flows for such period, subject to customary year-end adjustments.

      (b) Since December 31, 1992, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business reflected in the unaudited statements for the nine-month period ended September 30, 1993, none of which individually or in the aggregate has been materially adverse.

      5. Indebtedness. Annex B attached hereto correctly describes all Debt for Borrowed Money and Capitalized Leases of the Company and its Restricted Subsidiaries outstanding as of the Closing Date.

      6. Full Disclosure. Neither the financial statements referred to in paragraph 4 hereof nor the Agreement, the Memorandum or any other written statement furnished by the Company to such Purchaser in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to such Purchaser in writing which individually or in the aggregate materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole.

      7. Pending Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary in any court or before any governmental authority or arbitration board or tribunal which either individually or in the aggregate could reasonably be expected to have a material adverse effect on the properties, business, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, or which call into validity the Notes, Note Agreements, Mortgages, the Indenture or the Leases or transactions contemplated thereby.

      8. Title to Properties. The Company and each Restricted Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 4 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement.

      9. Patents and Trademarks. The Company and each Restricted Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present conduct of its business, to the knowledge of the Company without any known conflict with the rights of others.

      10.    Sale is Legal and Authorized.  (a) The sale of the
Notes and compliance by the Company with all of the provisions of the Agreement, the Indenture, the Mortgages, the Leases and the
Notes:

      (i)    are within the corporate powers of the Company; and

      (ii) will not violate any provisions of any law or any order applicable to the Company of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Certificate of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company.

      (b) The Agreement, the Indenture, the Mortgages, the Leases and the Notes have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Certificate of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and the Agreement, the Indenture, the Mortgages, the Leases and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      11. Agreements are Legal and Authorized. (a) The compliance by each of the Guarantors with all of the provisions of the Guaranty Agreement and the Lease:

      (i) is within the corporate powers of each of the Guarantors; and

      (ii) will not violate any provisions of any law or any order applicable to any Guarantor of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Certificate or Articles of Incorporation or By-laws of any Guarantor or any indenture or other agreement or instrument to which any Guarantor is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of any Guarantor.

      (b) The Guaranty Agreement and the Leases have been duly authorized by proper corporate action on the part of each Guarantor (no action by the stockholders of any Guarantor being required by law, by the Certificate or Articles of Incorporation or By-laws of any Guarantor or otherwise), executed and delivered by the Guarantors and the Guaranty Agreement and the Leases constitute the legal, valid and binding obligations, contracts and agreements of each Guarantor which is a party thereto enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      12. No Defaults. No Default or Event of Default has occurred and is continuing. Neither the Company nor any Restricted Subsidiary is in default in the payment of principal or interest on any Indebtedness or is in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

      13. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with (i) the execution and delivery by the Company of the Agreement, the Indenture, the Mortgages or the Notes or compliance by the Company with any of the provisions of the Agreement, the Indenture, the Mortgages or the Notes or (ii) the execution and delivery by the Restricted Subsidiaries of the Guaranty Agreement or the Leases or compliance by any Restricted Subsidiary with any provisions of the Guaranty Agreement or the Leases.

      14. Taxes. All tax returns required to be filed by the Company or any Restricted Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Restricted Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 1985, the Federal income tax liability of the Company and its Restricted Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Restricted Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any pending tax assessments or material controversy in respect of additional Federal or State income taxes due since said date which, if determined adversely to the Company, could reasonably be expected to have a material adverse effect on the business, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole. The provisions and reserves for taxes on the books and records of the Company and Restricted Subsidiaries are adequate to cover all liabilities for taxes for all open years and the current fiscal year.

      15. Use of Proceeds. The net proceeds from the sale of the Notes will be used as set forth in Annex C. None of the transactions contemplated in the Agreement or the Indenture (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used by the Company to purchase, or refinance any borrowing the proceeds of which were used by the Company to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

      16. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchasers and not more than 45 other institutional investors, some of whom were offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

      17. ERISA. The consummation of the transactions herein provided and compliance by the Company with the provisions of the Agreement, the Indenture, the Mortgages and the Notes issued thereunder will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) except as has been disclosed in writing to the Purchasers.

      18. Licensed Facilities. (a) Each Mortgaged Facility meets all licensing requirements of all local, state and federal regulatory agencies having jurisdiction over such Mortgaged Facility (other than licensing requirements the violation of which could not reasonably be expected to have a material adverse effect on the operation of such Mortgaged Facility) and is so licensed (except where failure to be so licensed could not reasonably be expected to have a material adverse effect on the operation of such Mortgaged Facility) and each such Mortgaged Facility is eligible for reimbursement of expenses for services provided to patients who are eligible to receive benefits or payments under the Medicare and Medicaid programs. Accreditation of the Joint Commission on Accreditation of Health Care Organizations is not required for any Mortgaged Facility in order to obtain or maintain any license necessary to the operation of such Mortgaged Facility or eligibility for reimbursement of expenses for services provided to patients who are eligible to receive benefits or payments under the Medicare and Medicaid programs.

      (b) Each skilled nursing home, intermediate care facility, retirement or convalescent living center or home for the mentally retarded owned or operated by the Company or any Restricted Subsidiary (i) meets all licensing requirements of all local, state and federal regulatory agencies having jurisdiction over such facility (other than licensing requirements the violation of which could not reasonably be expected to have a material adverse effect on the operation of such facility) and is so licensed (except where failure to be so licensed could not reasonably be expected to have a material adverse effect on the operation of such facility), and (ii) except in the case of the Valley View Facility, is eligible for reimbursement of expenses for services provided to patients who are eligible to receive benefits or payments under the Medicare and Medicaid programs.

      19. Compliance with Law. Neither the Company nor any Restricted Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation pursuant to clause (a) or failure to obtain pursuant to clause (b) could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, profits, properties or condition (financial or otherwise) of the Company or any of its Restricted Subsidiaries or impair the ability of the Company to perform its obligations contained in the Agreement, the Indenture, the Mortgages or the Notes or the ability of a Restricted Subsidiary to perform its obligations under the Guaranty Agreement. Neither the Company nor any Restricted Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

      20. Compliance with Environmental Laws. Neither the Company nor any Restricted Subsidiary is in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of blood borne pathogens, polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could reasonably be expected to have a material adverse effect on the business, profits, properties or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole. The Company does not know of any liability or class of liability of the Company or any Restricted Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).